CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A, of our independent auditor’s report dated August 12, 2022, with respect to the audited balance sheet of Bran Urban Growth Fund, LLC as of December 31, 2021 and the related statements of operations, changes in stockholders’ equity, cash flows and related notes to the financial statements for the period from December 7, 2021 (inception) through December 31, 2021.

Very truly yours,

Assurance Dimensions

/s/ Assurance Dimensions

Margate, Florida

October 14, 2022